EXHIBIT 99.1

News Release

Sunoco, Inc.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 5-08

SUNOCO BOARD OF DIRECTORS RAISES DIVIDEND

PHILADELPHIA, PA — Feb. 7, 2008 — Sunoco, Inc. (NYSE: SUN) announced today that its Board of Directors has approved a nine percent increase to the quarterly dividend to 30 cents per share. The quarterly dividend is payable on June 10, 2008 to shareholders of record at the close of business on May 9, 2008. The increase brings the annualized dividend rate on the Company’s common stock to $1.20 per share.

“Returning cash to our shareholders is an integral part of our strategy, and this is the sixth consecutive year that we have increased the dividend,” said Sunoco Chairman and Chief Executive Officer John G. Drosdick. “Our results, our confidence in the market outlook for our businesses and our strong financial condition support our decision to increase the dividend. As we move forward, we remain committed to growing the Company while returning cash to our shareholders and maintaining a strong balance sheet.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco’s coke-making facilities in the United States have the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year coke-making facility in Vitória, Brazil. For additional information, visit Sunoco’s website at www.SunocoInc.com.

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